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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Premcor Inc. on Form S-1 of our report dated February 11, 2002 (March 29, 2002 as to Note 15 and April 15, 2002 as to Notes 10 and 19), appearing in Registration Statement No. 333-70314 on Form S-1 of Premcor Inc., and of our report dated February 11, 2002 relating to the financial statement schedules also appearing in Registration Statement No. 333-70314.


We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in the Prospectus, which is part of Registration Statement No. 333-70314.


/s/ Deloitte & Touche LLP

St. Louis, Missouri
April 29, 2002